UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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Cogent Biosciences, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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275 Wyman Street, 3rd Floor, Waltham, Massachusetts 02451

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2023

To the Stockholders of Cogent Biosciences, Inc.:

Cogent Biosciences, Inc. (the “Company”) will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 7, 2023, at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/COGT2023. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the three Class II director nominees named in the Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To approve an increase of 6,000,000 shares reserved for issuance pursuant to our Amended and Restated 2018 Stock Option and Incentive Plan;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

(4)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 10, 2023 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 10:00 a.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.cogentbio.com/.

By Order of the Board of Directors,

/s/ Andrew Robbins
Andrew Robbins
Chief Executive Officer, President and Director

Waltham, Massachusetts
April 25, 2023

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to Be Held on June 7, 2023. The Proxy Statement and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement are forward-looking statements, including statements about the Company’s Board of Directors, corporate governance practices, executive compensation program, equity compensation utilization and environment, social and governance (“ESG”) initiatives. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

275 Wyman Street, 3rd Floor, Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cogent Biosciences, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Wednesday, June 7, 2023 at 9:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 25, 2023.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 10, 2023 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 70,946,790 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the Record Date during the meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/COGT2023, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 9:00 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of three Class II director nominees to serve until the 2026 Annual Meeting of Stockholders (“Proposal 1”);

(2)	Approval of an increase of 6,000,000 shares reserved for issuance pursuant to our Amended and Restated 2018 Stock Option and Incentive Plan (“Proposal 2”); and

(3)	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023 (“Proposal 3”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2 and 3.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at (800) 690-6903).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the Internet;

(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Our Board has appointed our Chief Financial Officer to serve as the Inspector of Elections to count the votes cast at the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Proposal 2: Approval of an Amendment and Restatement of the Amended and Restated 2018 Stock Option and Incentive Plan

The majority of votes cast on the proposal is required for approval of Proposal 2. Abstentions and broker non-votes, if any, will not be counted as votes cast on the matter and will have no effect on the outcome of the matter.

Proposal 3: Ratification of Independent Registered Public Accounting Firm Selection

The majority of votes cast on the proposal is required for approval of Proposal 3. Abstentions and broker non-votes, if any, will not be counted as votes cast on the matter and will have no effect on the outcome of the matter.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials, any solicitation by telephone or other electronic means and any in-person solicitation. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Alliance Advisors, LLC has been retained to assist us in soliciting proxies for a fee of $12,500 plus distribution costs and other expenses. Our employees, officers and directors may also solicit proxies, but we will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at seven. At the Annual Meeting, the stockholders will vote to elect the three Class II director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Dr. Chris Cain, Arlene M. Morris and Todd Shegog, each of whom is a current Class II director, for re-election to our Board.

Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors, whose terms expire at the 2025 Annual Meeting of Stockholders; three Class II directors, who are up for election at this meeting for a term expiring at the 2026 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2024 Annual Meeting of Stockholders.

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 25)	Position
Andrew Robbins	Class III	47	Chief Executive Officer, President and Director
Chris Cain, Ph.D.(2)(4)	Class II	39	Independent Director
Karen Ferrante, M.D.(3)(4)	Class I	65	Independent Director
Peter Harwin(3)(4)	Class III	37	Independent Chairman and Director
Arlene M. Morris(1)(2)	Class II	71	Independent Director
Matthew E. Ros(1)(3)	Class I	56	Independent Director
Todd Shegog(1)(2)	Class II	58	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Science & Technology Committee (the “Science Committee”)

Class I Directors Continuing in Office

Karen Ferrante, M.D. Dr. Ferrante has served as a member of our Board since February 2018. Dr. Ferrante is a medical oncologist who served as the Chief Medical Officer and Head of Research and Development of Tokai Pharmaceuticals, Inc (Nasdaq: TKAI), a biopharmaceutical company focused on developing treatments for prostate cancer and other hormonally driven diseases, from April 2014 until August 2016. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited (NYSE: TAK), including Chief Medical Officer and subsequently, Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. Dr. Ferrante previously held positions of increasing responsibility at Pfizer Global Research and Development and Bristol-Myers Squibb Company (NYSE: BMY). Dr. Ferrante serves on the board of directors of MacroGenics, Inc. (Nasdaq: MGNX) and HUTCHMED (China) Limited (Nasdaq: HCM). Dr. Ferrante also served as a director of Progenics Pharmaceuticals, Inc. from 2014 until its acquisition by Lantheus Holdings, Inc. (Nasdaq: LNTH) in 2020 and Baxalta Inc., a previously publicly-traded global biopharmaceutical company, from 2015 until its acquisition by

Shire plc in 2016. She also served as an advisory board member for Kazia Therapeutics Limited (Nasdaq: KZIA) from 2016 until 2022 and Trillium Therapeutics Inc. (Nasdaq: TRIL) from 2020 until its acquisition by Pfizer in November 2021. Dr. Ferrante holds an M.D. from Georgetown University and a B.S. in Chemistry and Biology from Providence College.

We believe Dr. Ferrante is qualified to serve on our Board because of her extensive leadership, scientific, business and managerial experience in the biotechnology industry and her experience and expertise serving as a member of the board of directors of several biotechnology companies.

Matthew E. Ros. Mr. Ros has served as a member of our Board since July 2019. Mr. Ros has served as Chief Executive Officer and Director of Fore Biotherapeutics Inc., a clinical-stage precision oncology company, since April 2022. Mr. Ros has more than 30 years of experience in global pharmaceutical and early-stage biotechnology companies, building and leading teams across sales, marketing, franchise strategy and business operations. Prior to joining Fore, Mr. Ros previously served as Chief Strategy and Business Officer of Epizyme, Inc. (Nasdaq: EPZM), a biopharmaceutical company, from September 2018 to October 2021. He served as Chief Operating Officer of Epizyme from May 2016 to September 2018. Prior to joining Epizyme, from September 2010 to May 2016, Mr. Ros served in increasing levels of responsibility at Sanofi S.A. (Nasdaq: SNY), a multinational pharmaceutical company, most recently as Chief Operating Officer/Global Head of the Oncology business unit from December 2014 to May 2016. Prior to that role, Mr. Ros served in the rare disease business of Genzyme Corporation, a Sanofi company, where he served as Vice President and Franchise Head of its Pompe disease unit from September 2012 to December 2014, and also served as the Associate Vice President and Iniparib Global Brand Leader in Sanofi’s Oncology business unit from September 2010 to September 2012. From October 2007 to June 2010, Mr. Ros served at ARIAD Pharmaceuticals, Inc., a global oncology company, most recently as Senior Vice President, Commercial Operations. He started his pharmaceutical career in Bristol-Myers Squibb’s Oncology Division, serving in roles with increasing responsibility from 1990 to 2007. He received a B.S. from the State University of New York, College at Plattsburgh and completed the Executive Education Program in Finance and Accounting for the Non-Financial Manager at Wharton School of the University of Pennsylvania.

We believe Mr. Ros is qualified to serve on our Board because of his extensive leadership, executive, managerial and business experience with life sciences companies.

Class II Directors Nominees

Chris Cain, Ph.D. Dr. Cain has served as a member of our Board since July 2020 and is a designee of Fairmount Funds Management LLC (“Fairmount”), a healthcare investment firm. Dr. Cain has served as Director of Research at Fairmount since April 2020. From February 2019 to February 2020, Dr. Cain served as Vice President at Samsara BioCapital, a biotherapeutics-focused venture capital fund. Prior to that role, Dr. Cain worked at Apple Tree Partners, a life sciences-focused venture capital fund, from 2016 to January 2019, and at RA Capital Management, an investment management company, before that. Previously, Dr. Cain was a writer and editor at BioCentury Publications. He received a B.A. from the University of California, Santa Barbara and a Ph.D. in Biochemistry and Molecular Biology from the University of California, San Francisco.

We believe Dr. Cain is qualified to serve on our Board because of his extensive leadership, scientific, business and managerial experience in the biotechnology industry.

Arlene M. Morris. Ms. Morris has served as a member of our Board since July 2019. Ms. Morris has served as Chief Executive Officer of Willow Advisors, a consultancy advising biotech companies on financing, strategy and business development, since 2015. Previously, she spent over a decade leading public biotechnology companies. From 2012 to 2015, Ms. Morris served as Chief Executive Officer of Syndax Pharmaceuticals Inc. (Nasdaq: SNDX), a biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers. Prior to this, she served as President and Chief Executive

Officer of Affymax Inc. (OTCMKTS: AFFY), a biotechnology company, where she led the company through the development of peginesatide (Omontys®). She spent 15 years at Johnson & Johnson (NYSE: JNJ), a pharmaceutical company, in marketing, sales and senior level business development positions. Ms. Morris served on the board of directors of Viveve Medical, Inc. (OTCMKTS: VIVE) from 2016 to 2022, Dimension Therapeutics, Inc. (Nasdaq: DMTX) from 2015 to 2018 and Neovacs, SA (Euronext: ALNEV) from 2011 to 2020. She was also a director of Biodel Inc., a publicly traded specialty pharmaceutical company, from 2015 until its merger with Albireo Limited in 2016. Ms. Morris is currently a member of the board of directors of Palatin Technologies, Inc. (NYSE: PTN) and Viridian Therapeutics, Inc. (Nasdaq: VRDN). She received a B.A. in Biology and Chemistry from Carlow College.

We believe Ms. Morris is qualified to serve on our Board because of her extensive leadership, executive, managerial and board experience within pharmaceutical and biotechnology industries.

Todd Shegog. Mr. Shegog has served as a member of our Board since February 2021. Mr. Shegog has more than 25 years of financial, operations, corporate strategy and compliance expertise in the biotechnology and pharmaceutical industries. He served as Senior Vice President and Chief Financial Officer of Forma Therapeutics, Inc. (Nasdaq: FMTX), a clinical-stage biopharmaceutical company, from September 2019 through its acquisition by Nova Nordisk in October 2022. Prior to Forma Therapeutics, Mr. Shegog served as Chief Financial Officer of Synlogic, Inc. (Nasdaq: SYBX), a clinical-stage biopharmaceutical company, where he directed the company’s financial strategy and management as well as facilities and information systems from September 2016 to September 2019. From April 2014 to August 2016, Mr. Shegog served as Senior Vice President and Chief Financial Officer at Forum Pharmaceuticals, Inc., an early-stage biopharmaceutical company, where he was responsible for finance, operations and information systems during their pursuit of innovative therapies for schizophrenia and Alzheimer’s disease. He also served as the Chief Financial Officer of Millennium Pharmaceuticals, Inc., now Takeda Oncology, where he was responsible for management of the company’s financial resources, corporate planning, financial reporting and compliance from 1998 to 2014. Mr. Shegog earned a B.S. in Electrical Engineering from Lafayette College and an M.B.A. from the Tepper School of Management at Carnegie Mellon University.

We believe Mr. Shegog is qualified to serve on our Board because of his financial expertise, extensive leadership, executive, managerial and business experience with life sciences companies.

Class III Directors Continuing in Office

Andrew Robbins. Mr. Robbins has served as our Chief Executive Officer, President, principal executive officer and a member of our Board since October 2020. Prior to joining Cogent, Mr. Robbins served as Chief Operating Officer at Array BioPharma Inc., a pharmaceutical company, from March 2015 through its acquisition by Pfizer Inc. (NYSE: PFE), a pharmaceutical company, in July 2019, after serving as its Senior Vice President, Commercial Operations from July 2012 to March 2015. From January 2007 to July 2012, Mr. Robbins held management positions at Hospira, Inc., a pharmaceutical and medical device company, including General Manager and Vice President of the U.S. Alternate Site business unit and Vice President of Corporate Development. Prior to Hospira, Mr. Robbins held commercial and leadership positions within Pfizer’s oncology unit. Additionally, Mr. Robbins currently serves on the board of directors of Harpoon Therapeutics, Inc. (Nasdaq: HARP) and Turmeric Acquisition Corporation (Nasdaq: TMPMU). Mr. Robbins holds an M.B.A. from the Kellogg School of Management, Northwestern University and a bachelor’s degree from Swarthmore College.

We believe Mr. Robbins is qualified to serve on our Board because of his extensive commercial, development and strategic leadership experience in the pharmaceutical industry.

Peter Harwin. Mr. Harwin has served as a member of our Board since July 2020 and is a designee of Fairmount. He is currently a managing member at Fairmount, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Harwin served as a member of the investment team at Boxer Capital, LLC, part of the Tavistock Group, based in San Diego. Mr. Harwin also serves on the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN), Paragon Therapeutics, Inc. and Apogee Therapeutics, LLC. Mr. Harwin received his B.B.A. from Emory University.

We believe Mr. Harwin is qualified to serve on our Board because of his extensive leadership, executive, managerial and board experience within pharmaceutical and biotechnology industries.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the Class II director nominees set forth above.

PROPOSAL 2: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2018 STOCK OPTION AND INCENTIVE PLAN

Summary

Our Board is asking you to approve an amendment and restatement of the Cogent Biosciences, Inc. Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”) to increase the number of shares reserved for issuance thereunder. If stockholders approve this proposal, the number of shares of our common stock that may be delivered pursuant to awards granted under the 2018 Plan will be increased by an additional 6,000,000 shares. There would be a corresponding increase in the number of shares that may be delivered pursuant to incentive stock options granted under the 2018 Plan (for clarity, such shares also count against, and are not in addition to, the aggregate share limit for the 2018 Plan).

On February 16, 2023, our Board of Directors approved the amendment and restatement of the 2018 Plan, including the proposed increase to the shares issuable thereunder, subject to stockholder approval.

We also maintain the Cogent Biosciences, Inc. 2020 Inducement Plan (the “Inducement Plan,” and together with the 2018 Plan, the “Plans”). As of March 31, 2023, (i) a total of 15,503,250 shares were then subject to outstanding options granted under the Plans, (ii) a total of up to 2,500,000 shares were then subject to outstanding and unvested performance-based restricted stock units (“PSUs”) granted under the 2018 Plan that are contingent upon stockholder approval of this proposal as discussed below under “Specific Benefits under the 2018 Plan,” (iii) 677,995 shares were available for new award grants under the Inducement Plan and (iv) 796,715 shares were available for new award grants under the 2018 Plan (without taking into account the 6,000,000 shares that would be added to the 2018 Plan if stockholders approve this proposal or the up to 2,500,000 shares subject to PSUs that are contingent on stockholder approval of this proposal). No other award types are outstanding under the Plans. As of March 31, 2023, the average weighted per share exercise price of all outstanding stock options granted under the Plans was $9.96 ($9.89 under the 2018 Plan only) and the weighted average remaining contractual term was 8.52 years (8.71 years under the 2018 Plan only). If stockholders approve this proposal, we currently expect the number of additional shares being requested for approval, combined with the evergreen provision in the 2018 Plan, will be sufficient to meet our expected needs through the first quarter of 2026 based on our historical grant practices and performance. If stockholders do not approve this proposal, we will continue to have the authority to grant awards under the 2018 Plan, but the proposed 6,000,000 share increase in the 2018 Plan share limit will not be effective and the PSUs covering up to 2,500,000 shares will be forfeited, both of which could result in a serious disruption of our compensation programs and will limit our ability to provide retention incentives to our executives and other employees. Equity awards are a significant component of total compensation for our executive officers and other employees and are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. If stockholders do not approve the proposal, we would need to grant cash and other non-equity rewards to these individuals. We believe that such alternative forms of compensation do not align employee interests with those of stockholders as efficiently as equity-based awards, and we feel it is important to provide compensation that continues to effectively align employees with stockholders and which provides a total compensation package that is competitive with other companies. We strongly believe that the approval of this proposal is instrumental to our continued success.

Please see the discussion below under “Specific Benefits under the 2018 Plan” and “Aggregate Past Grants Under the 2018 Plan” for detailed information on certain awards that we granted that are contingent on stockholder approval of this proposal, as well as past awards granted under the Plan.

Award Burn Rate

The following table presents information regarding our net burn rate for the past three fiscal years, with average annual net burn rate over such three years being 7.3%. For this purpose, the “net burn rate” for any one particular fiscal year means the total number of shares of our common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by us in that fiscal year, less the total number of such shares canceled, terminated or forfeited in the fiscal year without the awards having become vested or paid, as the case may be, divided by our weighted average number of shares of common stock issued and outstanding during that particular fiscal year on an as-converted basis, including the conversion of Series A convertible preferred stock and the exercise of pre-funded warrants.

	2022	2021	2020
Options granted	4,724,584	5,967,582	3,866,049
Restricted stock unit awards granted	—	10,000	—
Less: shares subject to canceled, terminated or forfeited awards	(531,617)	(411,231)	(1,396,861)
Net shares granted	4,192,967	5,566,351	2,469,188
Weighted average basic shares of common stock outstanding	81,068,292	66,105,963	29,654,447
Net burn rate(1)(2)	5.2%	8.4%	8.3%

(1)

Net burn rate is equal to (x) divided by (y), where (x) is equal to the sum of total options granted during the fiscal year, plus the total restricted stock unit awards granted during the fiscal year, minus the total number of shares subject to stock options and restricted stock unit awards canceled, terminated or forfeited during the fiscal year without the awards having become vested or paid, as the case may be, and where (y) is equal to our weighted average basic shares of common stock outstanding for each respective year on an as-converted basis, including the conversion of Series A convertible preferred stock and the exercise of pre-funded warrants.

(2)	For the three-year period ended December 31, 2022, our average annual net burn rate using the methodology described in note (1) above was 7.3%.

We currently expect that the additional shares requested for the 2018 Plan under this proposal (taking into account the PSUs that have been granted that are conditioned on stockholder approval of this proposal, as discussed above), along with the evergreen provision under the 2018 Plan, would provide us with flexibility to continue to grant equity-based awards through the first quarter of 2026, assuming a level of grants consistent with the number of equity-based awards granted historically and usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards throughout the projected period. However, this is only an estimate, in our management’s judgment, based on current circumstances. The total number of shares that are awarded under the 2018 Plan in any one year or from year to year may change based on any number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our directors and officers, acquisition activity and the potential need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the types of awards we grant, and how we choose to balance total compensation between cash and equity-based awards. The type and terms of awards granted may also change in any one year or from year to year based on any number of variables, including, without limitation, changes in competitors’ compensation practices or changes in compensation practices generally, and the need to attract, retain and incentivize key talent.

Dilution

The following table shows the total number of shares of our common stock that were (i) subject to outstanding stock options granted under the Plans, (ii) subject to outstanding and unvested PSUs that are subject to forfeiture if this proposal is not approved by stockholders, and (iii) available for new award grants under the 2018 Plan, in each case, as of each of December 31, 2022 and March 31, 2023. In this Proposal 2, the number of shares of our common stock subject to awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of our common stock covered by those awards.

	December 31, 2022	March 31, 2023
Shares subject to outstanding stock options(1)	12,831,771	15,503,250
Shares subject to unvested PSUs	—	2,500,000	(2)
Shares available for new award grants under the 2018 Plan	686,585	796,715	(3)

(1)	Our outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
(2)	These PSUs are contingent on stockholder approval of this proposal and will be forfeited if stockholders do not approve this proposal.
(3)	This does not take into account the 6,000,000 shares that would be added to the 2018 Plan if stockholders approve this proposal.

To help assess the potential dilutive impact of this proposal, the number of shares of our common stock outstanding at the end of each of the last three fiscal years and as of March 31, 2023 on an as-converted basis, including the conversion of Series A convertible preferred stock and the exercise of pre-funded warrants, is as follows: 65,408,906 shares outstanding at the end of fiscal year 2020, 69,628,172 shares outstanding at the end of fiscal year 2021, 90,761,994 shares outstanding at the end of fiscal year 2022, and 90,812,850 shares outstanding as of March 31, 2023.

The closing market price of our common stock on The Nasdaq Global Select Market on April 10, 2023 was $10.68.

Our Board believes that approval of the amendment and restatement of the 2018 Plan, including the proposed increase to the shares reserved for issuance thereunder, will promote our interests and those of our stockholders and will help us continue to be able to attract, motivate, retain and reward persons important to our success. All members of our Board and all of our executive officers are eligible for awards under the 2018 Plan and thus have a personal interest in the approval of the proposed amendment and restatement of the 2018 Plan.

Board Recommendation

The Board recommends a vote “FOR” the increase to the shares reserved for issuance pursuant to our Amended and Restated 2018 Stock Option and Incentive Plan.

Summary Description of the 2018 Plan

The principal terms of the 2018 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2018 Plan, which appears as Appendix A to this Proxy Statement and reflects the impact of the proposed increase in the shares reserved for issuance pursuant to the 2018 Plan in Section 3(a) thereof.

Purpose

The purpose of the 2018 Plan is to encourage and enable the officers, employees, non-employee directors and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will help align their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

Administration

Our Compensation Committee administers the 2018 Plan (the “Administrator”). The Administrator has broad authority under the 2018 Plan including, without limitation, the authority:

•	to select the individuals to whom awards may from time to time be granted;

•

to determine the time or times of grant, and the extent, if any, of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards and dividend equivalent rights, or any combination of the foregoing, granted to any one or more grantees;

•	to determine the number of shares of stock to be covered by any award;

•

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the 2018 Plan, of any award, which terms and conditions may differ among individual awards and grantees, and to approve the forms of award certificates;

•	to accelerate at any time the exercisability or vesting of all or any portion of any award;

•	subject to certain provisions, to extend at any time the period in which stock options may be exercised; and

•

at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the 2018 Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the 2018 Plan and any award (including related written instruments); to make all determinations it deems advisable for the administration of the 2018 Plan; to decide all disputes arising in connection with the 2018 Plan; and to otherwise supervise the administration of the 2018 Plan.

No Repricing

In no case (except due to an adjustment to reflect a stock split, merger or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator reduce the exercise price of outstanding stock options or stock appreciation rights or effect repricing through cancellation and re-grants or cancellation of stock options and stock appreciation rights in exchange for cash or other awards.

Eligibility

Persons eligible to receive awards under the 2018 Plan include our full or part-time officers and other employees, non-employee directors and consultants of the Company and its subsidiaries. As of March 31, 2023, approximately 146 of our officers and employees (including all of our named executive officers currently employed by us), each of our six non-employee directors and other individuals who provide services to us as consultants were considered eligible under the 2018 Plan. While consultants are generally considered eligible under the 2018 Plan to preserve our flexibility, over the last five years we have only granted equity awards under the 2018 Plan to the five members of our Scientific Advisory Board, plus one other individual who, at the time of grant of the awards, was neither employed by us, nor a member of our Board. We do not expect to grant any equity awards under the 2018 Plan to consultants who are not members of our Scientific Advisory Board in the future.

Authorized Shares and Limits on Awards

Assuming stockholders approve this proposal, subject to adjustment for certain dilutive events as provided in the 2018 Plan, the maximum number of shares of our common stock reserved and available for issuance under the 2018 Plan will be 19,085,985 (the “Initial Limit”), plus on January 1, 2024 and each January 1 thereafter, the number of shares of stock reserved and available for issuance under the 2018 Plan will be cumulatively increased by four percent of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or such lesser number determined by the Administrator. In addition, the shares of common stock underlying any awards under the 2018 Plan and under the Company’s previously outstanding

2015 Stock Incentive Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2018 Plan. Subject to such overall limitation, the maximum aggregate number of shares of common stock that may be issued in the form of incentive stock options will not exceed the Initial Limit as cumulatively increased each year. In the event the Company repurchases shares of common stock on the open market, such shares will not be added to the shares of common stock available for issuance under the 2018 Plan. The shares available for issuance under the 2018 Plan may be authorized but unissued shares of common stock or shares of common stock reacquired by the Company.

The value of all awards granted under the 2018 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year may not exceed $1,000,000. For the purpose of this limitation, the value of any award is its grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”) or its successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

Types of Awards

The 2018 Plan authorizes incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, cash-based awards and dividend equivalent rights. A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a non-qualified stock option. Incentive stock option benefits are taxed differently from non-qualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards Under the 2018 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the 2018 Plan. Incentive stock options may only be granted to employees.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant. Options and stock appreciation rights may be fully vested at grant or may be subject to time- and/or performance-based vesting requirements.

The other types of awards that may be granted under the 2018 Plan include, without limitation, restricted stock units, restricted stock awards, unrestricted stock awards, cash-based awards and dividend equivalent rights that represent the right to receive credits based on cash dividends that would have been paid on the shares of stock specified in the right (or other award to which it relates) if such shares had been issued to and held by the grantee. Any awards under the 2018 Plan may be fully vested at grant or may be subject to time- and/or performance-based vesting requirements.

Assumption and Termination of Awards

The 2018 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2018 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2018 Plan. To the extent that awards granted under the 2018 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards under the 2018 Plan shall terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. In addition, in connection with the termination of the 2018 Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights and we may make or provide for a cash payment to participants holding other vested awards.

Transfer Restrictions

Subject to certain exceptions contained in the 2018 Plan, awards under the 2018 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or legal representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to his or her immediate family members, to trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the 2018 Plan and the applicable award. In no event may an award be transferred by a grantee for value.

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2018 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding and extraordinary dividends or distributions of property to the stockholders.

Term

No awards may be granted under the 2018 Plan after the date that is ten years from the date of stockholder approval of the 2018 Plan.

Termination of or Changes to the 2018 Plan

Our Board may amend or discontinue the 2018 Plan, and our Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2018 Plan require the approval of our stockholders.

U.S. Federal Income Tax Consequences of Awards Under the 2018 Plan

The U.S. federal income tax consequences of the 2018 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2018 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

With respect to non-qualified stock options, we are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction (unless the employee sells the underlying shares upon exercise before the tax holding period) nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of an incentive stock option and one year after exercising an incentive stock option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income and we will be entitled to a deduction at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer or director of the Company. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

The current U.S. federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, restricted stock units and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2018 Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered).

U.S. federal income tax law generally prohibits a publicly held company from deducting compensation paid to certain current or former officers that qualify as “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code that exceeds $1 million during the tax year.

Specific Benefits Under the 2018 Plan

The Administrator has approved certain PSU awards under the 2018 Plan that are contingent on stockholder approval of this proposal. These grants are set forth in the following table. If stockholders do not approve this proposal, these grants will be forfeited, and we will not be able to grant the equity incentives we believe are necessary to provide retention incentives. The number of PSUs included in the table below assumes that “target” performance is achieved. A participant can generally receive between 0% and 200% of the target award based on achievement of specified stock price hurdles and development milestones over a three-year performance period ending in February 2026. PSUs generally vest, if at all, in a single tranche in February 2026.

Awards Subject to Stockholder Approval of 2018 Plan Proposal

Name and Position	Number of Shares Underlying Contingent PSUs (Target)
Named Executive Officers and Directors
Andrew Robbins
Chief Executive Officer, President and Director	420,000
Jessica Sachs, M.D.
Chief Medical Officer	160,000
John Robinson, Ph.D.
Chief Science Officer	160,000
Chris Cain, Ph.D.	—
Karen Ferrante, M.D.	—
Peter Harwin	—
Arlene M. Morris	—
Matthew E. Ros	—
Todd Shegog	—
All Other Employees	510,000

If the proposed amendments to the 2018 Plan had been in effect in fiscal year 2022, we expect that our award grants for fiscal year 2022 would not have been substantially different from those actually made in that year. For information regarding stock-based awards granted to our named executive officers during fiscal year 2022, see “Executive Compensation.”

Aggregate Past Grants Under the 2018 Plan

Other than the contingent PSUs presented in the table above, the benefits that will be awarded or paid in the future under the 2018 Plan are not currently determinable; provided, however, that pursuant to our outside director compensation policy, beginning in 2023, new non-employee directors are eligible to receive a one-time stock option grant to purchase 73,400 shares of our common stock and continuing directors are eligible to receive, at the time of the Company’s annual meeting, a stock option grant to purchase 36,700 shares of our common stock. As a result, we anticipate our non-employee directors will receive the foregoing grants, as applicable, subject to continued service through the grant date. Other than the foregoing, awards under the 2018 Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. As of March 31, 2023, awards covering 13,681,245 shares of our common stock have been granted under the 2018 Plan. The following table shows information regarding the distribution of awards, including the contingent PSUs (at target), covering such shares as of such date among the persons and groups identified below. The closing market price of our common stock on The Nasdaq Global Select Market on April 10, 2023 was $10.68.

Name of Individual or Group	Number of Shares Underlying Options		Number of Shares Underlying PSUs (at Target)(1)
	Exercisable	Unexercisable
Andrew Robbins
Chief Executive Officer, President and Director	633,245	1,353,648	420,000
Jessica Sachs, M.D.
Chief Medical Officer	449,940	586,032	160,000
John Robinson, Ph.D.
Chief Science Officer	76,250	333,750	160,000
All Current Executive Officers as a Group:	1,159,435	2,273,430	740,000
All Current Non-Executive Directors as a Group (6 persons):	399,707	305,148	—
Each Associate of any Such Directors or Executive Officers	—	—	—
Each Other Person Who Has Received 5% or More of the Options, Warrants or Rights Under the 2018 Plan	—	—	—
All Other Current Employees, Including Any Current Officers Who Are Not Executive Officers, as a Group	2,196,431	6,097,094	510,000
Total	3,755,573	8,675,672	1,250,000

(1)	The shares presented in this column are subject to the PSUs that are contingent on stockholder approval of this proposal. Such shares are presented assuming target performance.

Registration

The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2018 Plan in the second half of 2023.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SELECTION

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. In this Proposal 3, we are asking stockholders to vote to ratify this selection. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PwC as the Company’s independent auditor is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

PwC has served as our independent auditor since 2015. The following table summarizes the audit fees billed and expected to be billed by PwC for the indicated fiscal years and the fees billed by PwC for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2022	2021
Audit Fees(1)	$963,000	$748,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	153,400	41,250
All Other Fees(4)	956	956

Total Fees	$1,117,356	$790,206

(1)

Consists of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements and comfort letters, consents and review of documents filed with the SEC.

(2)	Consists of fees for assurance and related services associated with consultations on matters reasonably related to the audit.
(3)	Consists of fees for tax compliance, advice and tax services.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services performed by our independent auditor in order to ensure that these services do not impair the auditor’s independence. In accordance with these policies and procedures, we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedure described below. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with the Company’s management and with PwC, the Company’s independent registered public accounting firm. The Audit Committee has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PwC pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Todd Shegog (Chair)

Arlene M. Morris

Matthew E. Ros

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of PwC to serve as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at https://investors.cogentbio.com/, under “Corporate Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee generally believes that it is important for all Board members to possess the following qualifications:

•	The candidate shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	The candidate shall be highly accomplished in his or her respective field, with superior credentials and recognition.

•	The candidate shall be well regarded in the community and shall have a long-term reputation for high ethical and moral standards.

•	The candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such candidate may serve.

•	To the extent such candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of actively contributing at board meetings.

The Nominating Committee seeks to balance the experiences, skills and characteristics represented on the Board and does not assign specific weight to any of these factors.

Board Diversity

In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation. The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of seven directors includes two directors (28%) who self-identify as female and one director (14%) who self-identifies as a member of the LGBTQ+ community.

In accordance with Nasdaq’s board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April 25, 2023)
	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors: 7	2	5	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” not less than 120 days prior to the date on which the Company’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting and should include the following information: (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the charter of the Nominating Committee; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (vi) the consent of the proposed director candidate (1) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and (vii) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Leadership Structure

Mr. Harwin serves as our independent Chairman while Mr. Robbins serves as our President and CEO. Our Corporate Governance Guidelines provide our Board with the flexibility to combine or separate the positions of

Chairman and CEO. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business.

The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.

The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Andrew Robbins, is an “independent director” as defined under the Nasdaq listing rules. Mr. Robbins is not an independent director because he is our CEO. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committees under Nasdaq listing rules and the rules and regulations established by the SEC.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Committee and Science Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Other than the Science Committee, each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter which is posted on our website located at https://investors.cogentbio.com/, under “Corporate Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee	Science Committee
Andrew Robbins
Chris Cain, Ph.D.		X		Chair
Karen Ferrante, M.D.			Chair	X
Peter Harwin			X	X
Arlene M. Morris	X	Chair
Matthew E. Ros	X		X
Todd Shegog	Chair	X
# of Meetings in 2022	4	7	4	—(1)

(1)	The Board formed the Science Committee in April 2023.

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Mr. Shegog qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve, or recommend to the Board for review and approval, where appropriate, the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans. For compensation matters and equity grants to our CEO and Board members, the committee makes recommendations to the Board, and the Board is responsible for reviewing and approving all such matters.

The Compensation Committee may delegate its authority to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Compensia, Inc. (“Compensia”) in 2022 to provide advice regarding the amount and form of executive and director compensation. The committee has determined that (1) the compensation consultant satisfies applicable independence criteria and (2) the compensation consultant’s work with the Company does not raise any conflicts of interest, in each case under applicable Nasdaq listing rules and the rules and regulations established by the SEC.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Science Committee. The Science Committee assists our Board in ensuring that our research and development function is optimized to support our strategic goals, including to review and monitor the science, technology, process, procedures and infrastructure underlying our major discovery and development programs. The Science Committee makes recommendations to the Board regarding research and development strategies and opportunities.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes, and information technology and cybersecurity, as detailed below.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and corporate governance practices.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, information technology and cybersecurity, and legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.

Oversight of Cybersecurity Risk

We collect, store and transmit sensitive information, including intellectual property, proprietary business information and personal information in connection with our business operations. The secure maintenance of this information is critical to our operations and business strategy. We have adopted oversight and management controls on our data security and have a process in place for incident detection, containment, response and remediation. We mitigate our cybersecurity risk in various ways, including by leveraging standard industry tools from a software and hardware perspective, maintaining a cybersecurity risk insurance policy and engaging with third-party security consultants to perform periodic data security risk assessments. We have established policies and procedures governing cybersecurity and data protection and conduct regular employee trainings on the current threat environment and phishing risk. In our industry, cyber-attacks are of ever-increasing levels of frequency and sophistication. However, to date, no cyber event has caused a material disruption to our business, or to our knowledge, involved a material security breach. We have retained VeraSafe, LLC (“VeraSafe”) to help review and monitor our practices and processes related to personal data and compliance with applicable data protection laws. VeraSafe acts as our Data Protection Officer and has served in this capacity since May 2021.

While everyone at the Company plays a part in maintaining our data security, the Audit Committee has been designated by our Board to oversee these specific risks. The Audit Committee receives reports from management and reviews business-related risk exposures and other risks relating to data privacy and cybersecurity, including a review of our policies and procedures, the integrity of our information technology systems and processes, the adequacy of our controls and contingency plans in the event of a cyber incident. The Board receives updates from management and the Audit Committee on cybersecurity risks on at least an annual basis.

Other Corporate Governance Practices and Policies

Director Attendance

During the year ended December 31, 2022, the Board met seven times and acted by unanimous written consent three times. During 2022, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. Directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on the Board attended the 2022 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is available on our website located at https://investors.cogentbio.com/, under “Corporate Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules.

Anti-Hedging Policy

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales of our stock by our executive officers, directors, employees and certain designated consultants and contractors. Our insider trading policy also expressly prohibits, without the advance approval of our audit committee, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities or any hedging transactions that provide the economic equivalent of ownership.

Director Compensation

Outside Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board. The Compensation Committee periodically reviews compensation paid to our non-employee directors, considering input from the Compensation Committee’s independent compensation consultant, and makes recommendations for adjustments, as appropriate, to the full

Board. The Board recently approved changes to the outside director compensation program, as reflected below, in order to maintain compensation levels for our non-employee directors that are at the 50th percentile of our peer companies. The fees payable to non-employee directors for service on the Board and for service on each committee of the Board on which the director was or is a member in 2022 and 2023 are as follows:

	2022 Annual Retainer	2023 Annual Retainer
Board of Directors:
All non-employee directors	$40,000	$40,000
Additional retainer for Non-Executive Chairman of the Board	$30,000	$30,000
Audit Committee:
Chairman	$15,000	$15,000
Non-Chairman members	$7,500	$7,500
Compensation Committee:
Chairman	$11,000	$13,500
Non-Chairman members	$5,500	$6,750
Nominating Committee:
Chairman	$8,000	$10,000
Non-Chairman members	$4,000	$5,000
Science Committee:
Chairman	—	$13,500
Non-Chairman members	—	$6,750

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending any in-person Board and committee meetings.

Pursuant to our director compensation policy, directors are given the opportunity to elect to receive all or a portion of their retainer and committee fees in the form of an equity award of: (a) unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such retainer and committee fees or (b) fully vested stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election must be made: (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board. Any such stock options are fully vested upon grant and expire ten years from the date of grant.

In addition, our director compensation policy provides that each new non-employee director elected to our Board receives an initial, one-time stock option grant to purchase 61,400 (increased to 73,400 beginning in 2023) shares of our common stock (the “Initial Award”), which vests in equal monthly installments over three years, subject to continued service as a member of the Board. In addition, each continuing non-employee director, other than a director receiving an Initial Award, receives, at the time of the Company’s annual meeting, an annual equity grant of options to purchase 30,700 (increased to 36,700 beginning in 2023) shares of our common stock, which vests in full upon the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting of stockholders, subject to continued service as a member of the Board through such date. This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Fiscal Year 2022 Director Compensation Table

The table below shows all compensation paid to or earned in 2022 by our non-employee directors. Executives who serve as directors do not receive any compensation for service as a director. The compensation received by Mr. Robbins for his service to us during 2022 as our Chief Executive Officer is presented in the 2022 Summary Compensation Table in “Executive Compensation” below.

Name	Fees Earned or Paid In Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Chris Cain, Ph.D.(4)	$45,500	$90,221	$135,721
Karen Ferrante, M.D.	$53,470	$90,221	$143,691
Peter Harwin(4)	$77,271	$90,221	$167,492
Arlene M. Morris	$58,500	$90,221	$148,721
Matthew E. Ros	$51,470	$90,221	$141,691
Todd Shegog	$59,000	$90,221	$149,221

(1)

Amounts represent fees earned in cash for services rendered by each member of the Board. Dr. Ferrante and Mr. Ros elected to receive their cash compensation in the form of fully vested options to purchase our common stock.

(2)

Amounts shown reflect the grant date fair value of option awards granted during 2022. The grant date fair value was computed in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures related to service-based vesting. See Note 7 to the financial statements in the Company’s Annual Report on Form 10-K regarding assumptions we made in determining the fair value of option awards.

(3)

As of December 31, 2022, our non-employee directors held outstanding options to purchase the following number of shares of common stock: Dr. Cain – 97,865, Dr. Ferrante – 162,219, Mr. Harwin – 97,865, Ms. Morris – 101,448, Mr. Ros – 151,104 and Mr. Shegog – 90,700.

(4)

All or a portion of such director’s fees is remitted directly to Fairmount and such director is obligated to turn over to Fairmount any net cash or stock received from the options pursuant to their arrangement with Fairmount. The director disclaims beneficial ownership of the options and underlying shares.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Environmental, social and governance (“ESG”) matters are a priority to us. Our Nominating Committee oversees this commitment, our ESG initiatives and progress towards related goals and targets. Our current ESG focus areas are as follows:

Our Patients

Our mission is to deliver the next best-in-class therapy for patients with genetically defined diseases – to move beyond incremental improvements and solely treating symptoms, to address the real causes of disease. We are methodical, rational and intentional in our approach to identify pragmatic solutions to complex health challenges with the goal of restoring health and allowing patients to live better, longer lives. In pursuing our mission, patient safety is of the utmost importance. We follow the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines on Good Clinical Practice (“GCP”) and the ethical principles that have their origin in the Declaration of Helsinki in designing and conducting our clinical trials. Our protocols are approved by national and local bodies and all of our participants undergo thorough and informed consent processes. Furthermore, we provide travel reimbursement to help reduce barriers so that patients with diverse backgrounds are able to participate in our clinical trials.

Our Diverse Workforce

We believe that our future success largely depends upon our continued ability to attract and retain a diverse group of highly skilled employees. As of March 31, 2023, women comprise 57% of our total employee population and 50% of our employee leaders at the level of Vice President or above. We do not ask our employees to self-identify by race or ethnicity and therefore do not maintain metrics on this information. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives, including health care, retirement planning and paid time off.

Our Environment

We currently lease our office facilities and lab spaces. Nonetheless, we periodically review our environmental impact and consider opportunities to optimize our operations. We are committed to the responsible management of hazardous materials and lab waste and have various initiatives in place to foster a more sustainable and safer environment. Our corporate headquarters are located at 275 Wyman St. in Waltham, Massachusetts, which has a LEED Platinum certification. Our research team and laboratory facilities are located at 4840 Pearl East Circle in Boulder, Colorado, which is Boulder’s first LEED-EB (Existing Building) certified building. Our Boulder research facility uses a system that recovers energy from the lab exhaust to precondition the air supplied to the labs, thereby reducing the energy needed to heat and cool them. At both of our facilities, we have implemented robust composting and recycling programs, including recycling of lab specific plastic waste streams in Boulder that are not accepted by the municipal program, and we aim to reduce our water use and consumption of single-use plastics. We also provide certain commuter benefits, including bike-to-work and public transportation subsidies, and have a flexible work-from-home program for certain roles to help reduce carbon emissions.

Our Community

We are committed to the communities in which we operate. The Company and our employees participate in multiple charitable endeavors each year. We also believe it is important to invest in the next generation of scientists, and we have engaged with local schools and students in the Boston and Boulder areas to facilitate interest in the science and technology fields.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 25)	Position
Andrew Robbins(1)	47	Chief Executive Officer, President and Director
John Green	42	Chief Financial Officer
Evan Kearns	42	Chief Legal Officer and Corporate Secretary
John Robinson, Ph.D.	49	Chief Scientific Officer
Jessica Sachs, M.D.	48	Chief Medical Officer

(1)	For Mr. Robbins’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

John Green. Mr. Green has served as our Chief Financial Officer, principal accounting officer and principal financial officer since July 2020. Prior to his promotion, Mr. Green was our Vice President of Finance and Controller from April 2018 to June 2020. Mr. Green brings nearly 20 years of strategic finance and accounting experience to his position, nearly half of which has been in the biotechnology industry for both public and private companies. Prior to joining Cogent, Mr. Green served as Principal Accounting Officer at Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a biopharmaceutical company, from March 2017 to June 2018. From November 2015 to March 2017, he served as the Controller at Fractyl Laboratories, Inc., a medical technology company. From June 2014 to November 2015, Mr. Green served as Director of Accounting at Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), a biopharmaceutical company. Mr. Green is a Chartered Professional Accountant and holds a B.S. in Chemistry and Biology from Acadia University.

Evan Kearns. Mr. Kearns has served as our Chief Legal Officer and Corporate Secretary since May 2021 and is responsible for the Company’s legal and compliance functions. Mr. Kearns has over 16 years of experience in and serving the biotechnology industry. Prior to joining the Company, Mr. Kearns served as Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Agenus Inc. (Nasdaq: AGEN), a biotechnology company, from July 2018 to April 2021, where he was responsible for corporate and securities law matters, as well as M&A, financing and licensing transactions and corporate governance matters. From December 2017 to July 2018, he served as Vice President, Associate General Counsel at Agenus in a similar capacity. Before joining Agenus, he served as a life sciences corporate associate in the Boston office of Goodwin Proctor LLP, an international law firm. Mr. Kearns received his J.D. from the University of Toledo College of Law and his B.A. in Economics from Colby College.

John Robinson, Ph.D. Dr. Robinson has served as our Chief Scientific Officer since April 2021. He has over 20 years of small molecule drug discovery experience. Prior to joining the Company, Dr. Robinson served as Vice President of Medicinal Chemistry at Pfizer Boulder Research and Development, a drug discovery and development center, from July 2019 to March 2021. From December 2002 to July 2019, he served in a variety of scientific and leadership positions at Array BioPharma Inc., a biopharmaceutical company, including most recently, as Executive Director and Head of Chemistry. Dr. Robinson received his B.S. in Biochemistry from Indiana University of Pennsylvania and his Ph.D. in Synthetic Organic Chemistry from the University of Delaware.

Jessica Sachs, M.D. Dr. Sachs has served as our Chief Medical Officer since June 2019. Prior to assuming this role, she served as our Vice President of Clinical Sciences from April 2017 to June 2019, and she was responsible for the clinical development strategy and medical and translational oversight of the Cogent portfolio. Dr. Sachs has over 20 years of experience in oncology and pediatrics. From 2012 to April 2017, Dr. Sachs served as Senior Medical Director of Clinical Research at Takeda Pharmaceutical Company Limited (NYSE: TAK), a

global biopharmaceutical company, where she led multiple clinical programs in oncology and transplantation. From 2010 to 2012, Dr. Sachs was Associate Director at Genzyme Corporation, a biotechnology company, where she was responsible for post-marketing safety surveillance and risk management activities for a variety of oncology products. Dr. Sachs has been a faculty member of the Harvard Medical School since 2007 and is an Assistant in Pediatrics in the Division of Pediatric Hematology/Oncology at the Massachusetts General Hospital. She completed her fellowship in pediatric hematology and oncology at the Dana Farber Cancer Institute and Children’s Hospital Boston. She received her M.D. from Washington University in St. Louis and her B.S. from Duke University.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2022, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•	Andrew Robbins, our Chief Executive Officer;

•	Jessica Sachs, M.D., our Chief Medical Officer; and

•	John Robinson, Ph.D., our Chief Scientific Officer.

2022 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Andrew Robbins Chief Executive Officer	2022	624,283	344,920	3,409,773	12,200	(2)	4,391,176
	2021	592,648	357,075	1,901,555	11,600	(2)	2,862,878

Jessica Sachs, M.D. Chief Medical Officer	2022	482,558	177,744	1,235,425	12,200	(2)	1,907,927
	2021	415,769	167,868	3,213,956	11,600	(2)	3,809,193

John Robinson, Ph.D. Chief Scientific Officer	2022	454,178	167,348	1,235,425	12,200	(2)	1,869,151
	2021	315,481	128,082	3,017,950	11,600	(2)	3,473,113

(1)

Amounts reflect the grant-date fair value of option awards granted in 2022 and 2021 in accordance with ASC Topic 718 disregarding the effect of any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 7 to the financial statements in the Company’s Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the executives upon exercise of the options.

(2)	Represents the value of 401(k) contributions made by the Company.

Narrative to Summary Compensation Table

Our Board and Compensation Committee review compensation practices and philosophy annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, they consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-and long-term results that are in the best interests of our stockholders and our desire to incentivize a long-term commitment to our Company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus and long-term incentives.

Our Compensation Committee is responsible for approving all executive compensation matters other than for our CEO, which must be recommended to the Board for approval. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the CEO for all executives other than the CEO. Based on those discussions and its discretion, taking into account the factors noted above, the Compensation Committee then determines the compensation for each executive officer other than the CEO. In 2022, the Compensation Committee retained the services of Compensia as its external compensation consultant and the Board and the Compensation Committee considered Compensia’s input on certain compensation matters as they deemed appropriate.

Annual Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our Board taking into account each individual’s role, responsibilities, skills and experience. Base salaries for our named executive officers are reviewed annually by our Compensation Committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the Compensation Committee, to realign salaries with market levels after taking into account individual responsibilities, performance and experiences.

Cash Bonus

From time to time, our Board or Compensation Committee may approve annual bonuses for our named executive officers based on individual performance, Company performance or as otherwise determined appropriate. Cash bonuses for the 2022 performance year were funded at 92% of target based on achievement of corporate goals in 2022.

Long-Term Equity Incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance. During the year ended December 31, 2022, we made grants of stock options to each of our named executive officers. The grant date fair values of such awards are set forth in the “2022 Summary Compensation Table” above and the number of shares underlying such awards and the vesting terms of such awards are set forth in the “Outstanding Equity Awards at 2022 Fiscal Year End Table” below.

Outstanding Equity Awards at 2022 Fiscal Year End Table

The following table sets forth information regarding outstanding equity awards at the end of 2022 for each of our NEOs.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Andrew Robbins	10/23/2020	1,007,828	852,777	(1)	11.16	10/22/2030
	12/07/2020	228,347	228,346	(1)	12.76	12/06/2030
	02/10/2021	144,467	170,733	(2)	10.17	02/09/2031
	01/25/2022	158,125	531,875	(2)	7.60	01/24/2032

Jessica Sachs, M.D.	05/07/2020	99,472	—		1.67	05/06/2030
	02/01/2021	183,333	216,667	(1)	9.10	01/31/2031
	02/10/2021	57,979	68,521	(2)	10.17	02/09/2031
	01/25/2022	57,292	192,708	(2)	7.60	01/24/2032

John Robinson, Ph.D.	03/31/2021	218,750	281,250	(1)	8.78	03/30/2031
	01/25/2022	57,292	192,708	(2)	7.60	01/24/2032

(1)

Stock options vest over four years, with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in 36 equal monthly installments thereafter, subject to continuous service with us.

(2)	Stock options vest in equal monthly installments over a four-year period, subject to continuous service with us.

Employment Arrangements with our Named Executive Officers

We have entered into employment agreements with each of our named executive officers. Each of our named executive officers is employed at will.

Andrew Robbins. Mr. Robbins’s employment agreement provides for “at will” employment. Pursuant to the terms of his employment agreement, Mr. Robbins is entitled to an annual base salary, which was set at $624,855 for 2022. Mr. Robbins is also eligible for annual incentive compensation targeted at 60% of his base salary. Mr. Robbins is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of his employment agreement, if Mr. Robbins’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Robbins for good reason (as defined in his employment agreement), Mr. Robbins will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for 12 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to 100% of Mr. Robbins’s target bonus for the then-current year and (iv) acceleration of vesting on any time-based options in which Mr. Robbins would have vested if he had remained employed for an additional 12 months. However, in the event that Mr. Robbins’s employment is terminated by the Company without cause, or Mr. Robbins terminates his employment with the Company for good reason, in either case for a period of 90 days prior to or 12 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Mr. Robbins’s execution of a release of potential claims against the Company, Mr. Robbins will be entitled to receive: (i) a lump sum in cash in an amount equal to 18 months of base salary, (ii) a lump sum in cash in an amount equal to 150% of Mr. Robbins’s target bonus for the then-current year, (iii) a monthly cash payment for 18 months for medical and dental benefits or Mr. Robbins’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on any options.

Jessica Sachs, M.D. Dr. Sachs’s employment agreement provides for “at will” employment. Pursuant to the terms of her employment agreement, Dr. Sachs is entitled to an annual base salary, which was set at $483,000 for 2022. Dr. Sachs is also eligible for annual incentive compensation targeted at 40% of her base salary. Dr. Sachs is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of her employment agreement, if Dr. Sachs’s employment is terminated by us without cause (as defined in her employment agreement) or by Dr. Sachs for good reason (as defined in her employment agreement), Dr. Sachs will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Dr. Sachs’s execution of a release of potential claims against us, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Dr. Sachs’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Dr. Sachs’ target bonus for the then-current year pro-rated based on the portion of the year that Dr. Sachs was employed, and (iv) acceleration of vesting on any time-based equity awards in which Dr. Sachs would have vested if she had remained employed for an additional nine months. However, in the event that Dr. Sachs’s employment is terminated by us without cause, or Dr. Sachs terminates her employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in her employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Sachs’s execution of a release of potential claims against us, Dr. Sachs will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a lump sum in cash in an amount equal to 100% of Dr. Sachs’s target bonus for the then-current year, (iii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Sachs’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards.

John Robinson, Ph.D. Dr. Robinson’s employment agreement provides for “at will” employment. Pursuant to the terms of his employment agreement, Dr. Robinson is entitled to an annual base salary, which was set at $454,750 for 2022. Dr. Robinson is also eligible for annual incentive compensation targeted at 40% of his base salary. Dr. Robinson is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of his employment agreement, if Dr. Robinson’s employment is terminated by us without cause (as defined in his employment agreement) or by Dr. Robinson for good reason (as defined in his employment agreement), Dr. Robinson will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination and any vested benefits under any employee benefit plan through the date of termination. Additionally, subject to Dr. Robinson’s execution of a release of potential claims against us, Dr. Robinson will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for nine months for medical and dental benefits or Dr. Robinson’s COBRA health continuation period, whichever ends earlier, (iii) a lump sum in cash in an amount equal to Dr. Robinson’s target bonus for the then-current year pro-rated based on the portion of the year that Dr. Robinson was employed and (iv) acceleration of vesting on any time-based equity awards in which Dr. Robinson would have vested if he had remained employed for an additional nine months. However, in the event that Dr. Robinson’s employment is terminated by us without cause, or Dr. Robinson terminates his employment with us for good reason, in either case within 12 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Robinson’s execution of a release of potential claims against us, Dr. Robinson will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a lump sum in cash in an amount equal to 100% of Dr. Robinson’s target bonus for the then-current year, (iii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Robinson’s COBRA health continuation period, whichever ends earlier and (iv) acceleration of vesting on all equity awards.

Additional Narrative Disclosure

401(k) Plan

We maintain the Cogent Biosciences, Inc. 401(k) Plan, a tax-qualified retirement plan for our employees. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. We currently match 100% of an employee’s contributions to the 401(k) Plan up to 4% of an employee’s compensation.

Health and Welfare Benefits

All of our full-time employees, including our executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and long-term disability for all of our employees, including our executive officers. We also provide all employees, including executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits, including vacation, sick time and holidays. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Other Retirement Benefits

We do not maintain any defined benefit pension plans. In 2021, we adopted a nonqualified deferred compensation plan pursuant to which eligible participants, including our executive officers, may elect to defer a portion of their eligible compensation. None of the NEOs participated in the plan during 2022.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of March 31, 2023 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares of common stock over which the individual or entity has sole or shared voting power or investment power as well as any shares of common stock that the individual or entity has the right to acquire within 60 days after March 31, 2023. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 70,946,790 shares of our common stock outstanding as of March 31, 2023 (plus, as to any particular beneficial owner, any shares as to which such person has the right to acquire beneficial ownership within 60 days thereafter). Unless otherwise indicated, the address of each beneficial owner listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Fairmount Funds Management LLC(1)	17,036,225	19.9%
Entities affiliated with Venrock Healthcare Capital Partners II, L.P.(2)	7,315,367	9.9%
Entities affiliated with RA Capital Management, L.P.(3)	5,999,481	8.5%
Entities affiliated with BlackRock, Inc.(4)	4,946,443	7.0%
Entities affiliated with Commodore Capital LP(5)	4,926,000	6.9%
Entities affiliated with State Street Corporation(6)	4,261,381	6.0%
Entities affiliated with TCG Crossover Fund I, L.P.(7)	3,631,042	5.1%
Named Executive Officers, Directors and Nominees:
Andrew Robbins(8)	1,917,673	2.6%
John Robinson, Ph.D.(8)	353,750	*
Jessica Sachs, M.D.(9)	490,257	*
Chris Cain, Ph.D.(10)	49,901	*
Karen Ferrante, M.D.(8)	116,714	*
Peter Harwin(10)	49,901	*
Arlene M. Morris(8)	54,081	*
Matthew E. Ros(8)	105,529	*
Todd Shegog(8)	44,375	*
All current executive officers and directors as a group (11 persons)(11)	3,831,669	5.1%

*	Represents beneficial ownership of less than one percent.
(1)	Based on Company records and the Schedule 13D/A filed by Fairmount with the SEC on June 21, 2022. Includes (i) 2,472,124 shares held by Fairmount Healthcare Fund II LP, (ii) 286,851 shares held by

Fairmount Healthcare Fund LP and (iii) 14,277,250 shares issuable upon conversion of 57,109 shares of Series A Preferred Stock. Excludes an estimated 2,576,250 shares issuable upon conversion of an estimated 10,305 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 19.99% of the outstanding shares. Fairmount Healthcare Fund GP LLC is the general partner of Fairmount Healthcare Fund LP and Fairmount Healthcare Fund II GP LLC is the general partner of Fairmount Healthcare Fund II LP. Fairmount is the investment manager of Fairmount Healthcare Fund LP and Fairmount Healthcare Fund II LP. Fairmount, as the investment manager, along with Fairmount Healthcare Fund GP LLC and Fairmount Healthcare Fund II GP LLC, as the general partners, exercise voting and investment power over Fairmount Healthcare Fund LP and Fairmount Healthcare Fund II LP. The address for the entities listed above is 2001 Market Street, Suite 2500, Philadelphia, Pennsylvania 19103.
(2)

Based on Company records and the Schedule 13G/A filed by Venrock Healthcare Capital Partners II, L.P. with the SEC on February 14, 2023. Includes (i) 594,156 shares owned by Venrock Healthcare Capital Partners II, L.P., (ii) 240,940 shares owned by VHCP Co-Investment Holdings II, LLC, (iii) 1,953,314 shares owned by Venrock Healthcare Capital Partners III, L.P., (iv) 195,411 shares owned by VHCP Co-Investment Holdings III, LLC, (v) 2,054,296 shares owned by Venrock Healthcare Capital Partners EG, L.P. and (vi) 2,277,250 shares issuable upon conversion of 9,109 shares of Series A Preferred Stock. Excludes an estimated 131,750 shares issuable upon conversion of an estimated 527 shares of Series A Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 9.99% of the outstanding shares. VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC is the general partner of Venrock Healthcare Capital Partners EG, L.P. Messrs. Nimish Shah and Bong Koh are the voting members of VHCP Management II, LLC and VHCP Management III, LLC. The address for the individuals and entities listed above is 3340 Hillview Avenue, Palo Alto, California 94304.

(3)

Based on a Schedule 13G/A filed by RA Capital Management L.P. (“RA Capital”) with the SEC on February 14, 2023. RA Capital Healthcare Fund GP, LLC is the general partner of RA Capital Healthcare Fund, L.P. (the “Fund”). RA Capital Management GP, LLC is the general partner of RA Capital. Dr. Peter Kolchinsky and Rajeev Shah are the controlling persons of RA Capital Management GP, LLC. RA Capital serves as the investment advisor for the Fund and may be deemed a beneficial owner of any shares held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all of its shares, and the Fund disclaims beneficial ownership of the shares. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners of any shares beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky and Mr. Shah disclaim beneficial ownership of these shares. The address for the individuals and entities listed above is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(4)	Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2023. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(5)

Based on a Schedule 13G/A filed by Commodore Capital LP with the SEC on February 14, 2023. Consists of (i) 4,319,940 shares and (ii) 606,060 shares underlying a warrant, which is subject to a beneficial ownership limitation of 9.99%. Commodore Capital LP (the “Firm”) is the investment manager of Commodore Capital Master LP (“Commodore Master”), and may be deemed to beneficially own the securities held by Commodore Master. The Firm holds shared voting and investment power over these shares. Michael Kramarz and Robert Egen Atkinson are the managing partners of the Firm and exercise investment discretion with respect to the shares. The address for the individuals and entities listed above is 444 Madison Avenue, Floor 35, New York, New York 10022.

(6)

Based on a Schedule 13G filed by State Street Corporation (“State Street”) with the SEC on February 3, 2023. State Street holds shared voting power over 4,196,781 shares and shared dispositive power over 4,261,381 shares. The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(7)

Based on a Schedule 13G/A filed by TCG Crossover Fund I, L.P. (“TCG Crossover I”) with the SEC on February 14, 2023. TCG Crossover GP I, LLC (“TCG Crossover GP I”) is the general partner of TCG Crossover I and may be deemed to have voting, investment and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP I and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCG Crossover GP I and Chen Yu disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address for individual and entities listed above is 705 High Street, Palo Alto, California 94301.

(8)	Consists entirely of shares underlying options exercisable within 60 days of March 31, 2023.
(9)	Includes 1,296 shares and 488,961 shares underlying options exercisable within 60 days of March 31, 2023.
(10)

Consists entirely of shares underlying options exercisable within 60 days of March 31, 2023 that Dr. Cain and Mr. Harwin hold for one or more investment vehicles managed by Fairmount (each, a “Fairmount Fund”). The options were granted to Dr. Cain and Mr. Harwin in connection with their service as a member of our Board. Pursuant to their arrangement with Fairmount, each of Dr. Cain and Mr. Harwin is obligated to turn over to Fairmount any net cash or stock received from the options for the benefit of such Fairmount Fund. Each of Dr. Cain and Mr. Harwin disclaims beneficial ownership of the options and underlying shares.

(11)	Includes 5,137 shares and 3,826,532 shares underlying options exercisable within 60 days of March 31, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders(1)	9,798,994	$8.84	1,090,853
Equity compensation plans not approved by stockholders(2)	3,072,005	$10.27	677,995

Total	12,870,999	$9.18	1,768,848

(1)

Includes the following plans: our 2018 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”), including 39,228 shares subject to purchase thereunder during the purchase periods in effect as of December 31, 2022. Excludes 2,795,737 and 125,000 shares that were added to our 2018 Plan and our ESPP, respectively, on January 1, 2023 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year during the term of the respective plan equal to 4% of our outstanding shares as of the preceding December 31 (or such lesser amount as approved by the Board), in the case of the 2018 Plan, or the lesser of 125,000 shares, 1% of our outstanding shares as of the preceding December 31, or such lesser amount as approved by the Board, in the case of the ESPP.

(2)

Includes our Inducement Plan. The Inducement Plan was adopted by the Board in October 2020. A total of 3,750,000 shares of common stock have been reserved for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits or other changes in our common stock or capital structure. The purpose of the Inducement Plan is to secure and retain the services of eligible employees, to provide incentives for such eligible employees to exert maximum efforts for the success of the Company and to provide such eligible employees an opportunity to benefit from increases in value of the Company’s common stock through the granting of certain stock awards. The Inducement Plan was approved by our Compensation Committee without stockholder approval pursuant to Nasdaq Stock Market Listing Rule 5635(c)(4), and is utilized exclusively for the grant of stock awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company) as an inducement material to such individual’s entry into employment with the Company, within the meaning of Nasdaq Listing Rule 5635(c)(4). The Inducement Plan is administered by our Compensation Committee. Stock awards under the Inducement Plan may only be granted by: (i) the Compensation Committee, (ii) another committee of the Board composed solely of at least two members of the Board who meet the requirements for independence under the Nasdaq Stock Market Listing Rules (the “Independent Directors”) or (iii) at the Board level by at least a majority of the Independent Directors (the foregoing subsections (i), (ii) and (iii) are collectively referred to as the “Committee”). The Committee may choose to grant (i) nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards and (v) other stock awards to eligible recipients, with each grant to be evidenced by an award agreement setting forth the terms and conditions of the grant as determined by the Committee in accordance with the terms of the Inducement Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2021, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and

•

any related person (including our directors, executive officers, beneficial owners of more than 5% of our common stock and any affiliates or members of their immediate family) had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC.

Related Party Transactions

Indemnification

Our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions. In addition, we have entered into and in the future plan to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board or officer, as applicable, to the maximum extent allowed under Delaware law.

Sublease Agreement

In April 2021, we entered into a sublease agreement with Viridian Therapeutics, Inc. (“Viridian”), which was subsequently amended in November 2021 and April 2022. This provided us with temporary office and laboratory space in Boulder, Colorado while our new office and laboratory space was being constructed. Entities associated with Fairmount beneficially own more than 5% of our capital stock and Viridian’s capital stock. Under the terms of the sublease, which expired in June 2022, we paid Viridian an aggregate of $0.2 million in rent payments plus $0.2 million in related taxes and lease operating costs. The lease was negotiated on an arm’s-length basis and was a market rate transaction on terms that we believed were no less favorable than would have been reached with an unrelated third party. Although we did not consider this transaction to be material to us, we are disclosing it in accordance with our related person transactions policy described below.

Related Person Transaction Policy

Our Board has adopted a written related person transactions policy providing that transactions with us and any related person (as defined above) must be approved by our Audit Committee. Pursuant to this policy, the Audit Committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or is expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. In determining whether to approve any such transaction, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar amount involved in the related person transaction;

•	the approximate dollar amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the related-party transaction; and

•

any other information regarding the related-party transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 27, 2023 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

As set forth in our Bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2024 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 8, 2024 and no later than the close of business (6:00 p.m. Eastern Time) on March 9, 2024. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2024 Annual Meeting of Stockholders must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Eastern Time) on April 8, 2024. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2022, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (617) 945-5576, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including exhibits, upon the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

APPENDIX A

AMENDED AND RESTATED COGENT BIOSCIENCES, INC. 2018 STOCK OPTION AND INCENTIVE PLAN

SECTION 1 GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Cogent Biosciences, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National

Association of Securities Dealers Automated Quotation System, Nasdaq Global Market, The New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the Stock’s closing price on such exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the first underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, or such other event as a result of or following which the Stock shall be publicly held.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Registration Date” means the date upon which the registration statement on Form S-1 that is filed by the Company with respect to the Initial Public Offering is declared effective by the Securities and Exchange Commission.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2 ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3 STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 19,085,985 shares, plus the number of shares of Stock which were available for grant, as of the date of approval of the Plan by the Company’s stockholders under the Company’s 2015 Stock Incentive Plan, (the “Initial Limit”), subject to adjustment as provided in Section 3(d), plus on January 1, 2019 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or such lesser number determined by the Administrator (the “Annual Increase”). In addition, the shares of Stock underlying any awards under the Plan and under the Company’s 2015 Stock Incentive Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2019 and on each January 1 thereafter by the Annual Increase for such year, subject in all cases to adjustment as provided in Section 3(d). In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $1,000,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c) Reserved.

(d) Changes in Stock. Subject to Section 3(e) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(e) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or less than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

SECTION 4 ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5 STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6 STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7 RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8 RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9 UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10 CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash- Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11 DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12 TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13 TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the participants. The required tax withholding obligation may also be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14 SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15 TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16 AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(d) or 3(e), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d) or 3(e).

SECTION 17 STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18 GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19 EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Registration Date following stockholder approval of the Plan in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20 GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of laws principles.

DATE APPROVED BY BOARD OF DIRECTORS: FEBRUARY 9, 2018

DATE APPROVED BY STOCKHOLDERS: MARCH 15, 2018

DATE AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS: APRIL 21, 2021

DATE AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS: JUNE 16, 2021

DATE AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS: FEBRUARY 16, 2023

DATE AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS:                     , 2023

SCAN TO VIEW MATERIALS & VOTE
COGENT BIOSCIENCES, INC. 275 WYMAN ST., 3RD FLOOR WALTHAM, MA 02451

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COGT2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09424-P90286                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGENT BIOSCIENCES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL director nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1.	Election of Class II Directors for terms expiring in 2026	☐	☐	☐
Nominees:
01) Chris Cain, Ph.D.
02) Arlene M. Morris 03) Todd Shegog
							For	Against	Abstain
2.	An amendment and restatement of the Amended and Restated 2018 Stock Option and Incentive Plan to increase the number of shares reserved for issuance.						☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on June 7, 2023:

The Proxy Statement and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.

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V09425-P90286

COGENT BIOSCIENCES, INC. Annual Meeting of Stockholders June 7, 2023 9:00 AM, ET This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Andrew Robbins, John Green and Evan Kearns, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of COGENT BIOSCIENCES, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, ET on June 7, 2023, live via the Internet, at www.virtualshareholdermeeting.com/COGT2023, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side